Exhibit 10.1

UNION BANK SHORT-TERM INCENTIVE PERFORMANCE PLAN
The purpose of the Union Bank Short-Term Incentive Performance Plan (the “Plan”) is to advance the interests of Union Bank (“Union” or the “Bank”) and its stockholders by providing certain of its key employees with incentive compensation which is tied to the achievement of pre-established and objective performance goals. The Plan is designed to:

•	Recognize and reward achievement of Union's annual business goals;

•	Motivate and reward superior performance;

•	Attract and retain key talent needed to grow Union;

•	Be competitive with market; and

•	Ensure incentives are appropriately risk-balanced (i.e. do not unintentionally motivate inappropriate risk taking).

Plan Administration
The Plan is authorized by the Union Board of Directors and is administered under the direction of the Compensation Committee of the Board (the “Committee”). The Union Board of Directors has delegated to the Committee the authority to interpret the Plan and to adopt any rules and procedures, as necessary, for proper administration of the Plan. The Committee will make recommendations to the Union Board which will make all final determinations regarding cash incentive compensation paid to all approved participants under the Plan.
Participation
For each annual performance period, the Committee will recommend and the Union Board of Directors will approve and designate the key employees who are eligible to participate in the Plan.
Incentive Award Payments
Incentive awards with respect to an annual performance period will be paid in cash within two and one half months following the end of the fiscal year (i.e., mid March). Incentive awards will be considered taxable earned income to participants in the year paid and will be subject to withholding of required payroll taxes and other permitted deductions.
Establishment of Target Awards and Performance Goals
For each annual performance period, the Union Board of Directors, upon recommendation of the Compensation Committee, shall establish a target award for each participant based on a percentage of the participant's actual base earnings for the year, through the end of the performance period. Awards shall be earned based upon the financial performance of Union, calculated on a bank-only basis (i.e., not consolidated with the parent company). The Union Board of Directors, upon recommendation of the Committee, will establish in writing financial performance goals for the Bank based on the following performance measures: net income, return on average assets, efficiency ratio; loan growth, loan quality and/or any other objective business criteria approved by the Board. The Board will assign a percentage weight to each performance measure, which in the aggregate will not exceed 100%, and may establish threshold, target and superior levels (as well as intermediate levels) of performance, with varying incentives. The extent to which the performance goals are satisfied will determine the amount of the award, if any, that will be earned by each participant, as well as the participant's applicable percentage of base earnings. The performance goals (i) will be established prior to February 1 for an annual performance period, (ii) may vary for different performance periods, and (iii) may include GAAP and non-GAAP measures, in the Board's discretion. The Union Board may, in its sole discretion, adjust individual awards otherwise payable pursuant to the performance goals.
New Hires, Reduced Work Schedules, Promotions and Transfers
Employees hired after October 1 will not be eligible to participate in the Incentive Plan for that calendar year.

Incentive award payments to partial year participants (i.e., participants hired between January 1 and October 1) will be prorated to reflect actual time worked during the annual performance period.
If a participant changes his/her role or is promoted at any time during the performance period, and that change results in a different individual incentive level (i.e., percentage of base earnings), he/she will be eligible for the new role's target incentive award opportunity on a pro rata basis.
In the event of an approved leave of absence, the participant's incentive award payment will be adjusted to reflect only the time in active status as permitted by the Family Medical Leave Act or other applicable state or federal laws and regulations.
Termination of Employment
Participants whose employment terminates during the performance period or following the end of the performance period but prior to the actual payout date will not be eligible to receive an incentive award for that period.  To encourage employees to remain in the employment of Union, a participant must be an active employee of Union on the date the incentive award is paid in order to receive an award, subject, however to exceptions for death, disability and retirement, as described below.
Any incentive award payment allocable to an employee who was employed on the last day of the performance period but is no longer employed on the date on which Union pays the incentive payouts will be reallocated among those remaining participants, and in such amounts, as the Committee or the Board may determine in its discretion.
Death, Disability or Retirement
If a participant ceases to be employed by Union at any time during the performance period, due to Disability (as defined), his/her cash incentive award for such performance period shall be prorated to the date of termination. For purposes of this Plan, “Disability” shall be determined by the Committee in its discretion and shall mean the participant's inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.
If a participant dies at any time during a performance period, Union will pay to the participant's estate the pro rata portion of the cash award that had been earned by the participant during the period of employment for such performance period.
If a participant retires at any time during a performance period on or after reaching his or her normal retirement date or early retirement date, as defined under the Bank's defined benefit pension plan (“Retirement”), he/she will be eligible to receive a prorated cash incentive payout, provided he/she is actively employed on September 30th of such performance period.
A participant who was employed on the last day of an annual performance period but who is no longer employed by Union on the date upon which Union pays the incentive payouts for such year due to death, Disability or Retirement shall be eligible to receive his or her incentive award for such period to the same extent as though still employed on the payout date.
Clawback
In the event that Union or Union Bankshares, Inc. is required to prepare an accounting restatement due to error, omission or fraud (as determined by the members of the Board of Directors), each plan participant shall reimburse the Bank for part of or the entire incentive award made to such plan participant on the basis of having met or exceeded specific targets for performance periods, if and to the extent that the amount of the incentive paid to such participant exceeded the amount that would have been paid under the Plan, had the award calculations been adjusted to reflect the restated performance measures. Union may seek to reclaim incentives within a three-year period of the incentive payout.

Interpretation
Any ambiguity or question of interpretation of the meaning of any term or provision of this Plan shall be resolved by the Compensation Committee, whose determination will be final and binding.
Ethics
Any participant who alters, inflates, and/or inappropriately manipulates Union's financial performance or results or commits any other infraction of recognized ethical business standards, will be subject to disciplinary action up to and including termination of employment, and the employee will forfeit any incentive compensation to which the employee might otherwise be entitled under this Plan. In addition, participants who have willfully engaged in any activity injurious to Union, will be obligated to repay any incentive award earned during the award period in which the wrongful conduct occurred.
Miscellaneous
The Plan will not be deemed to give any participant the right to be retained in the employ of Union, nor will the Plan interfere with the right of Union to discharge any participant at any time for any reason.
In the absence of an authorized, written employment contract, the relationship between employees and Union is one of at-will employment. The Plan does not alter the relationship.
Each provision in this Plan is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.
This Plan and the transactions and payments hereunder shall, in all respect, be governed by, and construed and enforced in accordance with the laws of the state of Vermont.
Annual Review; Plan Changes or Discontinuance
The Plan will be reviewed at least annually by Union's Compensation Committee to ensure proper alignment with Union's business objectives and appropriate balancing of risk and reward.
Union may, at any time, and from time to time, add to, amend, modify or waive any of the terms or conditions of the Plan and may suspend or terminate the Plan, in the sole discretion of the Union Board.
Effective Date
This Plan is effective January 1, 2012.